January 24, 2006

Board of Directors
Innofone.Com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
U.S.A.

Dear Sirs:

This letter is to constitute our consent to include the audit report of Innofone.Com, Incorporated as of June 30, 2005 in the Registration Statement Filed on 10-KA contemporaneously herewith and subject to any required amendments thereto.

Yours very truly,

DANZIGER & HOCHMAN

/s/ Gary Cilevitz

Gary Cilevitz

GC/ekm